Exhibit 99.1

NEWS RELEASE

CONTACT
Otter Tail Corporation:
Amy Richardson, Communications Director
(701) 451-3580 or (866) 410-8780

For Immediate Release — July 12, 2004
Dateline: Fargo, North Dakota

Otter Tail Corporation in Negotiations to Acquire Idaho Pacific Holdings
Otter Tail Corporation (NASDAQ: OTTR) announced today that a non-binding letter of intent has been signed and negotiations are underway for its purchase of Idaho Pacific Holdings, Inc., one of the leading processors of dehydrated potatoes in North America.

The acquisition is anticipated to be completed within the next month, subject to the successful completion of due diligence review, negotiation of the acquisition agreement, approval by Otter Tail Corporation’s board of directors and approval by the shareholders of Idaho Pacific. Terms of the proposed transaction were not disclosed.

Idaho Pacific is headquartered in Ririe, Idaho, where the company’s largest processing facility is located. It also has potato dehydration plants in Souris, Prince Edward Island, Canada, and Center, Colorado. The company supplies products for use in foods such as mashed potatoes, snacks, baked goods and frozen side dishes. Idaho Pacific customers include many of the largest domestic and international food-manufacturing customers in the snack food, foodservice and bakery segments. The company exports potato products to Europe, the Middle East, the Pacific Rim and Central America.

Idaho Pacific employs 380 across its three production facilities and had revenues of $46.2 million in 2003. The company’s web site is www.idahopacific.com.

“Idaho Pacific holds the first or second market position in all but one of its four major distribution channels of industrial food processing, baking, foodservice and export,” said Lauris Molbert, chief operating officer and executive vice president of Otter Tail Corporation. “The experienced and skilled management team has developed a company that is known for high quality products with well-established relationships among prominent food industry customers. We are excited by the prospect of adding this talented team and a new platform for growth.”

“Our senior management team is also very excited about the resources Otter Tail will bring to our execution of a proven growth strategy aimed at establishing Idaho Pacific Holdings as the industry’s leading supplier of custom potato ingredients to food companies,” said Richard Nickel, CEO of Idaho Pacific Holdings.

Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and other corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

Forward-looking statements

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, market valuations of forward energy contracts, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.